Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

ANNOUNCES THIRD QUARTER 2014 RESULTS AND BOARD OF DIRECTORS APPOINTMENTS

Conference Call and Webcast Scheduled for tomorrow, November 6, 2014 at 8:00 a.m. Eastern Time/5:00 a.m. Pacific Time

Pasadena, CA, November 5, 2014 – Western Asset Mortgage Capital Corporation (NYSE: WMC) today reported its results for the third quarter ended September 30, 2014 and announced the appointments of a Lead Independent Director and an additional independent director to its Board of Directors. The Company previously declared a $0.70 per share dividend for the quarter.

THIRD QUARTER 2014 HIGHLIGHTS

•                 Increased its quarterly cash dividend by 4.5% to $0.70 per share

•                 Recorded GAAP net income of $26.1 million, or $0.63 per basic and diluted share

o                Net income includes $4.5 million of net unrealized loss on MBS and other securities, $4.9 million of net realized gain on MBS and other securities, and $1.6 million of net loss on derivative instruments and linked transactions

•                 Generated core earnings plus drop income of $27.8 million, or $0.67 per basic and diluted share1,2  of which $0.18 or approximately 27% was attributable to dollar roll income associated with the Company’s “to-be-announced” or TBA positions2

•                 $15.26 per share net book value as of September 30, 20143  versus $15.31 as of June 30, 2014

o                Stable book value despite widening in MBS spreads

•                 Generated an economic return for the quarter of 4.2% and for the nine months ended September 30, 2014 of 13.3%4

•                 1.95% weighted average net interest spread on Agency and Non-Agency MBS, CMBS, ABS and other securities, including IO securities accounted for as derivatives, linked transactions and swaps1

•                 $4.4 billion investment portfolio fair value as of September 30, 2014, including linked transactions

o                27% of the total portfolio consists of credit investments, including Non-Agency RMBS, CMBS, GSE credit risk sharing securities and ABS

•                 Constant prepayment rate on its Agency RMBS portfolio of 6.5% for the quarter

•                 6.1x leverage (including borrowings on linked transactions) as of September 30, 2014

o                7.9x leverage when adjusted for net TBA position 1, 5

1   Non – GAAP measure.

COMMENTARY ON QUARTER

“In a challenging and volatile market, we continued to deliver strong performance by maintaining our focus on shareholder total return,” said Gavin James, Chief Executive Officer of Western Asset Mortgage Capital Corporation. “For the third quarter, we generated $0.67 of core plus drop income while maintaining our book value, providing our shareholders with a total return on book value of 4.2% for the quarter and 13.3% for the nine months through September 30, 2014.”

Anup Agarwal, Chief Investment Officer of Western Asset Mortgage Capital Corporation, commented, “Throughout the quarter and the year, we have maintained our position that the 10-year U.S Treasury would continue to trade in a range.  Accordingly, when yields approached the low end of our range, we decreased our Agency portfolio duration by adjusting our interest rate hedges.  While this increased our effective cost of funds for the quarter, it enabled us to maintain our book value and generate a positive total return for our shareholders. Additionally, over the course of the year, we have continued to expand our credit portfolio, increasing our holdings of Non-Agency RMBS, U.S. and European CMBS,  as well as ABS. We have completed the infrastructure to begin to invest in residential whole loans and in October completed our first investment in this asset class.  We currently find this an attractive investment opportunity and, subject to market conditions, intend to increase our exposure, over time.”

“We continue to have access to repo financing in excess of our current needs and are comfortable with our leverage, given our near-term outlook.  We will remain proactive in seeking to capture the relative value opportunities we have across the mortgage sector, as well as the broader fixed income and credit markets of eligible investments,” added Mr. Agarwal.

THIRD QUARTER 2014 RESULTS

For the third quarter ended September 30, 2014, the Company recorded GAAP net income of $26.1 million, or $0.63 per basic and diluted share. This compares to net income of $67.6 million, or $1.68 per basic and diluted share for the second quarter ended June 30, 2014. During the third quarter of 2014, the Company generated core earnings plus drop income of $27.8 million, or $0.67 per basic and diluted share. This compares to core earnings plus drop income of $40.0 million, or $1.00 per basic and diluted share for the second quarter ended June 30, 2014. Core earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding: (i) net realized gain (loss) on investments and derivative contracts; (ii) net unrealized gain (loss) on investments; (iii) loss resulting from mark-to-market adjustments on derivative contracts; (iv) other loss on MBS and other securities; (v) non-cash stock-based compensation expense; and (vi) certain other non-cash charges. Drop income represents a non-GAAP financial measure and is derived from the use of ‘to-be-announced’ forward contract (“TBA”) dollar roll transactions and is defined as the difference between the spot price and the forward settlement price for a comparable security on the trade date.

2   Drop income is income derived from the use of ‘to-be-announced’ forward contract (“TBA”) dollar roll transactions and is a component of our gain (loss) on derivative instruments on our statement of operations, and is not included in core earnings.

3   September 30, 2014 book value per share reflects the $0.70 per share dividend declared on September 23, 2014 and paid on October 28, 2014.

4  Economic return is calculated by taking the sum of (i) the total dividends declared and (ii) the change in book value during the period and dividing by the beginning book value.

5  6.1x leverage calculation does not reflect net To-Be Announced (“TBA”) mortgage pass-through certificates position. As of September 30, 2014, the net long position in TBAs was $1,115 million in notional value.

For the quarter ended September 30, 2014, average amortized cost of MBS and other securities held, including Agency and Non-Agency Interest-Only Strips accounted for as derivatives and linked transactions, was $4.57 billion, as compared to $4.83 billion for the quarter ended June 30, 2014.

For the quarter ended September 30, 2014, the Company’s weighted average yield on its portfolio was 3.75%, including Agency and Non-Agency MBS and other securities, interest from Interest-Only securities accounted for as derivatives and linked transactions that occurred during the quarter. The Company’s effective cost of funds on its Agency and Non-Agency MBS and other securities financing (including the cost of interest rate swaps and linked transactions) was 1.80%. The annualized net interest spread on its portfolio was 1.95%, including Agency and Non-Agency MBS and other securities, interest from Interest-Only securities accounted for as derivatives and linked transactions, and taking into account the cost of the interest rate swaps. This compares with a weighted average yield of 3.86%, an effective cost of funds of 1.17%, and an annualized net interest spread of 2.69% for the quarter ended June 30, 2014.

The actual constant prepayment rate (“CPR”) for the Company’s Agency RMBS portfolio during the third quarter was 6.5% on an annualized basis, as compared to 4.9% for the second quarter of 2014.

DIVIDEND

On September 23, 2014, the Company declared a regular cash dividend of $0.70 per share for each common share; an increase of 4.5% from the prior quarter.  Since inception in May of 2012, WMC has declared and paid total dividends of $9.49 per share in a combination of cash and stock.

PORTFOLIO COMPOSITION

As of September 30, 2014, the Company owned an aggregate securities portfolio equaling $4.43 billion in market value, comprised of $1.8 billion of 30-year fixed-rate Agency RMBS (residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or sponsored entity), $1.13 billion of 20-year fixed-rate Agency RMBS, $638.0 million of Non-Agency RMBS (including $8.5 million of linked transactions), $396.1 million of Agency and Non-Agency CMBS (commercial mortgage-backed securities)(including $23.4 million of linked transactions consisting of Non-U.S. CMBS),  $186.5 million of Agency MBS interest-only and $92.9 million of Agency MBS inverse interest-only strips, $2.8 million of Non-Agency MBS interest-only and $62.9 million of Non-Agency MBS inverse interest-only strips, and $109.9 million of other securities (including $5.7 million of linked transactions).

The following table sets forth additional information regarding the Company’s portfolio as of September 30, 2014:

Portfolio
($ in millions)
Agency RMBS	Coupon	Principal Balance	Amortized Cost	Estimated Fair Value
30-year fixed rate	3.5%	$553.0	$591.4	$567.1
	4.0%	$477.2	$517.3	$505.8
	4.5%	$584.4	$628.7	$638.8
	5.5%	$72.7	$82.0	$82.6
	6.0%	$8.2	$9.2	$9.3
20-year fixed rate	3.0%	$327.0	$342.5	$333.1
	3.5%	$134.5	$142.1	$140.2
	4.0%	$620.9	$657.2	$661.5
Total Agency RMBS		$2,777.9	$2,970.4	$2,938.4
Non-Agency RMBS (inc. Linked Transactions)	3.9%	$795.8	$627.2	$638.0
Agency & Non-Agency CMBS (inc. Non U.S. Linked Transactions)	5.5%	$422.1	$394.1	$396.1
Agency RMBS IOs and IIOs	4.0%	N/A	$185.3	$192.3
CMBS and Non-Agency IOs and IIOs	6.0%	N/A	$59.4	$65.6
Agency and Non-Agency IOs and IIOs accounted for as derivatives	2.9%	N/A	N/A	$87.2
Total Agency and Non-Agency IOs and IIOs			$244.7	$345.1
Other Securities (inc. Linked Transactions)	4.9%	$98.7	$109.0	$109.9
Total Portfolio			$4,345.4	$4,427.5

PORTFOLIO FINANCING

At September 30, 2014, the Company financed its portfolio with $3.9 billion of borrowings, including $23.7 million of borrowings related to linked transactions, under master repurchase agreements with twenty (20) of its twenty-three (23) approved counterparties, bearing fixed interest rates with maturities between October 2014 and January 2015.

The Company has also entered into approximately $5.9 billion notional amount of pay-fixed interest rate swaps, excluding forward starting swaps of $1.9 billion (approximately 12.3 months forward) that have variable maturities between October 2014 and February 2044, and $3.3 billion notional amount of pay-variable interest rate swaps, excluding forward starting swaps of $110.0 million (approximately 55.3 months forward) that have variable maturities between October 2018 and August 2043. In addition, the Company has entered into approximately $805.0 million notional amount of pay-fixed interest rate swaptions with swap terms that range between 1 and 10 years and have exercise expiration dates that range from October 2014 to June 2016 and a $540.0 million notional amount of a pay-variable interest rate swaption with a swap term of 10 years and an exercise expiration date of December 2014.

The following tables set forth additional information regarding the Company’s portfolio financing as of September 30, 2014:

Financing as of September 30, 2014 ($ in millions)

Repurchase agreements	Balance	Weighted Average Interest Rate (end of period)	Weighted Average Remaining Maturity (days)
Agency RMBS	$3,046.4	0.38%	34
Non-Agency RMBS	$468.7	1.61%	43
Agency and Non-Agency CMBS	$288.0	1.52%	31
Other Securities	$79.1	1.54%	18
Non-Agency RMBS Linked Transactions	$6.8	1.55%	17
Non-Agency CMBS and Other securities Linked Transactions	$16.8	1.97%	38
Total	$3,905.8	0.64%	35

The following tables summarize the average pay rate and average maturity for the Company’s interest rate swaps as of September 30, 2014:

Fixed Pay Rate Swap Transactions
($ in millions)

Remaining Term to Maturity	Notional Amount	Average Fixed Pay Rate	Average Maturity (Years)
1 year or less	$139.5	0.4%	0.1
> 1 year to 3 years	$1,464.1	0.8%	1.9
> 3 years to 5 years	$2,801.8	1.8%	4.6
> 5 years	$3,377.4	3.0%	11.0
Total Fixed Pay Rate	$7,782.8	2.1%	6.8

Variable Pay Rate Swap Transactions
($ in millions)

Remaining Term to Maturity	Notional Amount	Average Variable Pay Rate	Average Maturity (Years)
> 3 years to 5 years	$1,749.6	0.2%	4.6
> 5 years	$1,625.8	0.2%	11.2
Total	$3,375.4	0.2%	7.8

CONFERENCE CALL

The Company will host a conference call with a live webcast tomorrow, Thursday, November 6, 2014 at 8:00 a.m. Eastern Time/5:00 a.m. Pacific Time, to discuss financial results for the third quarter ended September 30, 2014.

Individuals interested in participating in the conference call may do so by dialing 866.235.9914 from the United States, or 412.902.4115 from outside the United States and referencing “Western Asset Mortgage Capital Corporation.” Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s website at www.westernassetmcc.com.

A telephone replay will be available through November 28, 2014 by dialing 877.344.7529 from the United States, or 412.317.0088 from outside the United States, and entering conference ID 10055564. A webcast replay will be available for one year.

CHANGES TO BOARD OF DIRECTORS

On October 30, 2014, the Company’s Board of Directors approved two changes to the Board structure and composition to enhance the overall governance and management of the Company.  First, the Board has created the position of Lead Independent Director and appointed its current Audit Committee Chair, M. Christian Mitchell, to the position.  Mr. Mitchell’s role will be to lead and represent the independent directors in discussions with the Company’s management and its manager, Western Asset Management Company.

Second, the Board has appointed a new independent member, Ranjit Kripalani to the Board, effective November 10, 2014, increasing the total number of independent directors to four and the total number of directors to six.

Mr. Kripalani is an experienced, senior executive in the area of mortgage related securities investment and trading.  Most recently he was chief executive officer of CRT LLC, an institutional broker-dealer.  Prior to his role at CRT, Mr. Kripalani held a number of senior positions at Countrywide Financial Corporation, including executive managing director and chief executive officer of Countrywide Capital Markets.  Prior to joining Countrywide, Mr. Kripalani served as head of mortgage trading at Chase Securities, Inc. and also at PaineWebber, Inc.  Mr. Kripalani has a B.A. in International Relations from Tufts University and a Graduate Diploma in Business Studies from the London School of Economics.

“We are pleased that Mr. Mitchell has agreed to serve as the Lead Independent Director so that we can enhance our governance process to meet corporate best practices.  The Company has already benefitted from Chris’s talents and dedication as our Audit Committee Chair and will reap new benefits from his service in this new and additional role,” said James Hirschmann, Chairman of Western Asset Mortgage Capital Corporation.

In addition, Mr. Hirschmann noted, “We are delighted to welcome Ron Kripalani to our Board of Directors. Ron brings significant knowledge and expertise in mortgages and mortgage-backed securities and we look forward to his contribution to our Board and the Company while at the same time bringing the Board to a level of two-thirds independent.”

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a mortgage REIT that invests in Agency RMBS, which are residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency (such as GNMA) or a U.S. Government-sponsored entity (such as FNMA or FHLMC). The Company also invests in residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or sponsored entity as well as commercial mortgage-backed securities or CMBS, asset backed securities or ABS and other securities. The Company is also actively pursuing investments in residential whole loans, commercial whole loans and/or whole loan securities. The Company’s investment strategy may change, subject to the Company’s stated investment guidelines, and is based on our manager Western Asset Management Company’s perspective of which mix of portfolio assets it believes provide the Company with the best risk-reward opportunities at any given time. The Company is externally managed and advised by Western Asset Management Company, an investment advisor registered with the SEC and a wholly-owned subsidiary of Legg Mason, Inc.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.”  Operating results are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K for the period ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this release includes certain non-GAAP financial information, including core earnings, core earnings per share, drop income and drop income per share and certain financial metrics derived from non-GAAP information, such as weighted average yield, including IO securities; weighted average effective cost of financing, including swaps; weighted average net interest spread, including IO securities and swaps, which constitute non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. We believe that these measures presented in this release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding our borrowing costs and net interest income, as viewed by us.  An analysis of any non-GAAP financial measure should be made in conjunction with results presented in accordance with GAAP.

###

Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 622-8223	(310) 622-8226
lclark@finprofiles.com	tross@finprofiles.com

-Financial Tables to Follow-

Western Asset Mortgage Capital Corporation and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands—except share and per share data)

	September 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$56,067	$48,525
Mortgage-backed securities and other securities, at fair value ($4,345,855 and $2,818,947 pledged as collateral, at fair value, respectively)	4,389,891	2,853,587
Linked transactions, net, at fair value	13,917	18,559
Investment related receivable	24	341
Accrued interest receivable	35,631	12,266
Due from counterparties	149,666	55,434
Derivative assets, at fair value	42,220	105,826
Other assets	618	339
Total Assets	$4,688,034	$3,094,877

Liabilities and Stockholders’ Equity:
Liabilities:
Borrowings under repurchase agreements	$3,882,127	$2,579,067
Accrued interest payable	24,570	12,534
Investment related payable	14,832	-
Due to counterparties	3,307	65,861
Derivative liability, at fair value	92,218	4,673
Accounts payable and accrued expenses	2,299	1,353
Underwriting and offering costs payable	-	8
Payable to related party	3,056	1,842
Dividend payable	29,203	19,445
Total Liabilities	4,051,612	2,684,783

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 41,718,467 and 26,853,287 shares issued and outstanding, respectively	417	268
Preferred stock, $0.01 par value, 100,000,000 shares authorized and no shares outstanding	-	-
Additional paid-in capital	760,365	544,143
Retained earnings (accumulated deficit)	(124,360)	(134,317)
Total Stockholders’ Equity	636,422	410,094
Total Liabilities and Stockholders’ Equity	$4,688,034	$3,094,877

Western Asset Mortgage Capital Corporation and Subsidiaries

Consolidated Statement of Operations (Unaudited)

(in thousands—except share and per share data)

	For the three months ended September 30, 2014	For the three months ended September 30, 2013	For the nine months ended September 30, 2014	For the nine months ended September 30, 2013

Net Interest Income:
Interest income	$40,718	$30,654	$108,752	$97,146
Interest expense	6,468	4,273	15,829	13,976
Net Interest Income	34,250	26,381	92,923	83,170

Other Income (Loss):
Interest income on cash balances and other income (loss), net	942	11	954	56
Realized gain (loss) on sale of Mortgage-backed securities and other securities, net	4,912	(46,142)	(2,650)	(63,885)
Other loss on Mortgage-backed securities and other securities	(2,857)	(2,363)	(7,565)	(8,164)
Unrealized gain (loss) on Mortgage-backed securities and other securities, net	(4,453)	37,528	140,755	(173,517)
Gain (loss) on linked transactions, net	(1,241)	(547)	1,666	3,958
Gain (loss) on derivative instruments, net	(401)	(3,809)	(126,984)	120,505
Other Income (Loss), net	(3,098)	(15,322)	6,176	(121,047)

Operating Expenses:
General and administrative (includes $587, $287, $1,654 and $824 non-cash stock based compensation, respectively)	2,253	1,484	6,703	4,762
Management fee – related party	2,763	2,032	7,127	5,971
Total Operating Expenses	5,016	3,516	13,830	10,733

Net income (loss) available to Common Stock and participating securities	$26,136	$7,543	$85,269	$(48,610)

Net income (loss) per Common Share – Basic	$0.63	$0.31	$2.35	$(2.04)
Net income (loss) per Common Share – Diluted	$0.63	$0.31	$2.35	$(2.04)
Dividends Declared per Share of Common Stock	$0.70	$0.90	$2.04	$2.75

Western Asset Mortgage Capital Corporation

Reconciliation of GAAP Net Income to Non-GAAP Core Earnings

(Unaudited)

(in thousands—except share and per share data)

The table below reconciles Net Income (Loss) to Core Earnings for the three and nine months ended September 30, 2014 and 2013:

(dollars in thousands)	For the three months ended September 30, 2014	For the three months ended September 30, 2013	For the nine months ended September 30, 2014	For the nine months ended September 30, 2013

Net Income (loss) – GAAP	$26,136	$7,543	$85,269	$(48,610)
Adjustments:

MBS and other securities:

Unrealized (gain) loss on MBS and other securities	4,453	(37,528)	(140,755)	173,517
Other loss on mortgage-backed and other securities	2,857	2,363	7,565	8,164
Realized (gain) loss on sale of MBS and other securities	(4,912)	46,142	2,650	63,885

Derivative Instruments:

Realized (gain) on termination of interest rate swaps	(23,798)	(23,166)	(39,796)	(65,305)
Realized (gain) loss on settlement of TBAs	(2,608)	(1,016)	(25,169)	1,547
Realized loss on currency forwards	1,182	-	1,182	-
Realized loss on expiration of option derivatives	-	-	-	925
Realized loss on termination of futures	-	-	16,495	-
Realized (gain) loss on sale of swaptions	-	(22,633)	5,908	(23,671)
Realized (gain) loss on sale/unlinking of securities underlying linked transactions	(107)	699	(1,397)	(3,049)
Realized (gain) loss on Agency Interest-Only Strips – accounted for as derivatives	(389)	-	755	99
Realized (gain) loss on foreign currency transactions	(1,070)	-	(1,070)	-
Mark-to-market adjustments on interest rate swaps	14,767	28,891	144,882	(44,169)
Mark-to-market adjustments on interest rate swaptions	624	16,065	5,615	(3,180)
Mark-to-market adjustments on options	340	-	340	-
Mark-to-market adjustments on futures contracts	200	-	311	-
Mark-to-market adjustments on TBAs	1,110	(2,361)	(1,521)	926
Mark-to-market adjustments on linked transactions	2,131	25	1,418	71
Mark-to-market adjustments on derivative instruments	915	4,824	332	3,539
Mark-to-market adjustments on foreign currency swaps	(2,057)	-	(2,072)	-
Mark-to-market adjustments on foreign currency forwards	(57)	-	81	-
Non-cash stock-based compensation expense	587	287	1,654	824
Total adjustments	(5,832)	12,592	(22,592)	114,123
Core Earnings – Non-GAAP Financial Measure	$20,304	$20,135	$62,677	$65,513

Basic Core Earnings per Share of Common Stock and Participating Securities - Non-GAAP Financial Measure	$0.49	$0.83	$1.73	$2.70
Diluted Core Earnings per Share of Common Stock and Participating Securities - Non-GAAP Financial Measure	$0.49	$0.83	$1.73	$2.70

Basic weighted average common shares and participating securities	41,731,928	24,309,390	36,311,055	24,274,108
Diluted weighted average common shares and participating securities	41,731,928	24,324,794	36,311,055	24,288,211

Reconciliation of Interest Income

(Unaudited, in thousands)

The following table reconciles total interest income to interest income including interest income on Agency and Non-Agency Interest-Only Strips classified as derivatives and interest income on linked transactions (Non-GAAP financial measure) for the three and nine months ended September 30, 2014 and 2013:

(in thousands)	For the three months ended September 30, 2014	For the three months ended September 30, 2013	For the nine months ended September 30, 2014	For the nine months ended September 30, 2013
Coupon Interest	$58,782	$42,935	$152,014	$140,347
Premium amortization, discount accretion and amortization of basis, net	(18,064)	(12,281)	(43,262)	(43,201)
Interest Income	$40,718	$30,654	$108,752	$97,146

Contractual Interest income, net of amortization of basis on Agency and Non-Agency Interest-Only and Interest Strips, classified as derivatives(1):
Coupon Interest	$5,723	$6,993	$20,288	$19,968
Amortization of basis (Non-GAAP Financial Measure)	(4,187)	(4,040)	(14,286)	(12,856)
Contractual Interest Income, net on Foreign currency swaps(1)	140	-	141	-
Contractual Interest income, net of premium amortization, discount accretion and amortization of basis on Linked Transactions (2):
Coupon Interest	1,142	49	5,002	289
Premium amortization, discount accretion and amortization of basis, net	(220)	160	(2,901)	917
Subtotal	2,598	3,162	8,244	8,318
Total interest income, including interest income on Agency and Non-Agency Interest-Only Strips, classified as derivatives - Non-GAAP Financial Measure	$43,316	$33,816	$116,996	$105,464

(1)          Reported in gain (loss) on derivative instruments in the Consolidated Statement of Operations.

(2)          Reported in gain (loss) on linked transactions in the Consolidated Statement of Operations.

The following tables reconcile the Effective Cost of Funds (Non-GAAP financial measure) with interest expense for the three and nine months ended September 30, 2014 and 2013:

	For the three months ended September 30, 2014		For the nine months ended September 30, 2014
(dollars in thousands)	Reconciliation	Cost of Funds/Effective Borrowing Costs	Reconciliation	Cost of Funds/Effective Borrowing Costs

Interest expense	$6,468	0.63%	$15,829	0.58%
Interest expense on linked transactions	139	1.84%	414	1.75%
Net interest paid - interest rate swaps	11,848	1.17%	25,784	0.95%
Effective Borrowing Costs	$18,455	1.80%	$42,027	1.53%
Weighted average repurchase borrowings (1)	4,072,179		3,668,932

(1)          Includes average repurchase borrowings under linked transactions.

	For the three months ended September 30, 2013		For the nine months ended September 30, 2013
(dollars in thousands)	Reconciliation	Cost of Funds/Effective Borrowing Costs	Reconciliation	Cost of Funds/Effective Borrowing Costs

Interest expense	$4,273	0.47%	$13,976	0.46%
Interest expense on linked transactions	32	1.81%	226	1.65%
Net interest paid - interest rate swaps	6,158	0.67%	15,896	0.52%
Effective Borrowing Costs - Non-GAAP Financial Measure	$10,463	1.14%	$30,098	0.98%
Weighted average repurchase borrowings(1)	3,639,335		4,097,047

(1)          Includes average repurchase borrowings under linked transactions.